Exhibit 4.23

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER

OF THE WARRANT OR OF THE COMMON SHARES WHICH MAY BE OBTAINED ON

EXERCISE OF THE WARRANT SHALL NOT TRADE SUCH SECURITIES

BEFORE APRIL 19, 2004

COMPENSATION WARRANTS TO PURCHASE COMMON SHARES OF

ADHEREX TECHNOLOGIES INC.

THIS CERTIFIES that, for value received, [  ] (the “Agent”) is the registered holder of one million four hundred thirty-three thousand four hundred and sixty-nine (  ) warrants (the “Compensation Warrants”) which entitle the holder, subject to the terms and conditions set forth in this Compensation Warrant Certificate, to purchase from Adherex Technologies Inc. (the “Company”) up to one million four hundred thirty-three thousand four hundred and sixty-nine (  ) fully paid and non-assessable common shares of the Company (the “Compensation Shares”), at any time commencing on the date hereof and continuing up to 5:00 p.m. Ottawa time on December 19, 2005 (the “Time of Expiry”) on payment of CDN$0.43 per Compensation Share (the “Exercise Price”). The number of Compensation Shares which the Agent is entitled to acquire upon exercise of the Compensation Warrants and the Exercise Price are subject to adjustment as hereinafter provided.

1.	Exercise of Compensation Warrants

(a)	Election to Purchase. The rights evidenced by this certificate may be exercised by the Agent in whole or in part in accordance with the provisions hereof by delivery of an Election to Purchase in substantially the form attached hereto as Schedule ”I”, properly completed and executed, together with payment of the Exercise Price for the number of Compensation Shares specified in the Election to Purchase at the principal office of the Company at 600 Peter Morand Crescent, Ottawa, Ontario K1G 5Z3, or such other address in Canada as may be notified in writing by the Company. In the event that the rights evidenced by this certificate are exercised in part, the Company shall, contemporaneously with the issuance of the Compensation Shares issuable on the exercise of the Compensation Warrants so exercised, issue to the Agent a Warrant Certificate, dated as of December 19, 2003, on identical terms in respect of that number of Compensation Shares in respect of which the Agent has not exercised the rights evidenced by this certificate, provided that the Company shall not be so required if the Election to Purchase is received after the Time of Expiry.

(b)	Exercise. The Company shall, on the day following the date it receives a duly executed Election to Purchase and the Exercise Price for the number of Compensation Shares specified in the Election to Purchase (the “Exercise Date”), issue that number of Compensation Shares specified in the Election to Purchase as fully paid and non-assessable common shares (“Common Shares”) in the capital of the Company.

(c)	Share Certificates. As promptly as practicable after the Exercise Date, the Company shall issue and deliver to the Agent, registered in such name or names as the Agent may direct or if no such direction has been given, in the name of the Agent, a certificate or certificates for the number of Compensation Shares specified in the Election to Purchase. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Agent with respect to the number of Compensation Warrants which have been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Compensation Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Compensation Shares represented thereby.

(d)	Fractional Shares. No fractional Compensation Shares shall be issued upon exercise of any Compensation Warrants and no payments or adjustment shall be made upon any exercise on account of any cash dividends on the Compensation Shares issued upon such exercise. If any fractional interest in a Compensation Share would, except for the provisions of the first sentence of this Section 1(d), be deliverable upon the exercise of a Compensation Warrant, the Company shall, in lieu of delivering the fractional share therefor, pay to the Agent an amount in cash equal to the Fair Market Value (as hereinafter defined) of such fractional interest.

(e)	Corporate Changes.

(i)	Subject to paragraph 1(e)(ii) hereof, if the Company shall be a party to any reorganization, merger, dissolution or sale of all or substantially all of its assets, whether or not the Company is the surviving entity, the number of Compensation Warrants evidenced by this certificate shall be adjusted so as to apply to the securities to which the holder of that number of Compensation Shares of the Company subject to the unexercised Compensation Warrants would have been entitled by reason of such reorganization, merger, dissolution or sale of all or substantially all of its assets (the “Event”), and the Exercise Price shall be adjusted to be the amount determined by multiplying the Exercise Price in effect immediately prior to the Event by the number of Compensation Shares subject to the unexercised Compensation Warrants immediately prior to the Event, and dividing the product thereof by the number of securities to which the holder of that number of Compensation Shares subject to the unexercised Compensation Warrants would have been entitled to by reason of such Event.

(ii)	If the Company is unable to deliver securities to the Agent pursuant to the proper exercise of a Compensation Warrant, the Company may satisfy such obligations to the Agent hereunder by paying to the Agent in cash the difference between the Exercise Price of all unexercised Compensation Warrants granted hereunder and the Fair Market Value of the securities to which the Agent would be entitled to upon exercise of all unexercised Compensation Warrants. Adjustments under this subparagraph (e) or (subject to subparagraph (o)) any determinations as to the Fair Market Value of any securities shall be made by the board of directors of the Company, or any committee thereof specifically designated by the board of directors to be responsible therefor, and any reasonable determination made by such board or committee thereof shall be binding and conclusive, subject only to any disputes being resolved by the Company’s auditors, whose determination shall be binding and conclusive.

(f)	Subdivision or Consolidation of Shares

(i)	In the event that the Company shall subdivide its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Shares of the Company shall be consolidated into a smaller number of shares, the Exercise Price in effect immediately prior to such consolidation shall be proportionately increased.

(ii)	Upon each adjustment of the Exercise Price as provided herein, the Agent shall thereafter be entitled to acquire, at the Exercise Price resulting from such adjustment, the number of Compensation Shares (calculated to the nearest tenth of a Compensation Share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Compensation Shares which may be acquired hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(g)	Change or Reclassification of Shares. In the event the Company shall change or reclassify its outstanding Common Shares into a different class of securities, the rights evidenced by the Compensation Warrants shall be adjusted as follows so as to apply to the successor class of securities:

(i)	the number of the successor class of securities which the Agent shall be entitled to acquire shall be that number of the successor class of securities which a holder of that number of Compensation Shares subject to the unexercised Compensation Warrants immediately prior to the change or reclassification would have been entitled to by reason of such change or reclassification; and

(ii)	the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the change or reclassification by the number of Compensation Shares subject to the unexercised Compensation Warrants immediately prior to the change or reclassification, and dividing the product thereof by the number of shares determined in paragraph 1(g)(i) hereof.

(h)	Offering to Shareholders. If and whenever at any time prior to the Time of Expiry, the Company shall fix a record date or if a date of entitlement to receive is otherwise established (any such date being hereinafter referred to in this Subsection 1(h) as the “record date”) for the issuance of rights, options or warrants to all or substantially all the holders of the outstanding Common Shares of the Company entitling them, for a period expiring not more than forty-five (45) days after such record date, to subscribe for or purchase Common Shares of the Company or securities convertible into or exchangeable for Common Shares at a price per share or, as the case may be, having a conversion or exchange price per share less than 95% of the Fair Market Value (as hereinafter defined) on such record date, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number arrived at by dividing the aggregate subscription or purchase price of the total number of additional Common Shares offered for subscription or purchase or, as the case may be, the aggregate conversion or exchange price of the convertible or exchangeable securities so offered by such Fair Market Value, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares so offered (or into which the convertible or exchangeable securities so offered are convertible or exchangeable); Common Shares owned by or held for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that any rights or warrants are not so issued or any such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares or conversion exchange rights contained in convertible or exchangeable securities actually issued upon the exercise of such rights or warrants, as the case may be.

(i)	Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than one percent (1%) of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least one percent (1%) of the Exercise Price.

(j)	Notice of Adjustment. Upon any adjustment of the number of Compensation Shares and upon any adjustment of the Exercise Price, then and in each such case the Company shall give written notice thereto to the Agent, which notice shall state the Exercise Price and the number of Compensation Shares or other securities subject to the unexercised Compensation Warrants resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Agent there shall be transmitted promptly to the Agent a statement of the firm of independent chartered accountants retained to audit the financial statements of the Company to the effect that such firm concurs in the Company’s calculation of the change.

(k)	Other Notices. In case at any time:

(i)	the Company shall declare any dividend upon its Common Shares payable in Common Shares;

(ii)	the Company shall offer for subscription pro rata to the holders of its Common Shares any additional shares of any class or other rights;

(iii)	there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation, amalgamation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, in any one or more of such cases, the Company shall give to the Agent: (A) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up; and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least ten (10) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of

Common Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.

(l)	Shares to be Reserved. The Company will at all times keep available, and reserve if necessary under Canadian law, out of its authorized Common Shares, solely for the purpose of issue upon the exercise of the Compensation Warrants, such number of Compensation Shares as shall then be issuable upon the exercise of the Compensation Warrants. The Company covenants and agrees that all Compensation Shares which shall be so issuable will, upon issuance, be duly authorized and issued as fully paid and non-assessable. The Company will take all such actions as may be necessary to ensure that all such Compensation Shares may be so issued without violation of any applicable requirements of any exchange upon which the Common Shares of the Company may be listed. The Company will take all such actions as are within its power to ensure that all such Compensation Shares may be so issued without violation of any applicable law.

(m)	Issue Tax. The issuance of certificates for Compensation Shares upon the exercise of Compensation Warrants shall be made without charge to the Agent for any issuance tax in respect thereto, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Agent.

(n)	Listing. The Company will, at its expense and as expeditiously as possible, use its best efforts to cause all Compensation Shares issuable upon the exercise of the Compensation Warrants to be duly listed on any applicable exchange prior to the issuance of such Compensation Shares.

(o)	Fair Market Value. For the purposes of any computation hereunder, the “Fair Market Value” at any date shall be the weighted average sale price per share for the Common Shares of the Company for the 20 consecutive trading days immediately before such date on the Toronto Stock Exchange, or, if the shares in respect of which a determination of Fair Market Value is being made are not listed on any stock exchange, the Fair Market Value shall be determined by the directors, which determination shall be conclusive. The weighted average price shall be determined by dividing the aggregate sale price of all such shares sold on the said exchange during the said 20 consecutive trading days by the total number of such shares so sold.

2.	Replacement

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Compensation Warrant Certificate and, if requested by the Company, upon delivery of a bond of indemnity satisfactory to the Company (or, in the case of mutilation, upon surrender of this Compensation Warrant Certificate), the Company will issue to the Agent a replacement certificate (containing the same terms and conditions as this Compensation Warrant Certificate).

3.	Expiry Date

The Compensation Warrants shall expire and all rights to purchase Compensation Shares hereunder shall cease and become null and void at the Time of Expiry.

4.	Covenant

So long as any Compensation Warrants remain outstanding the Company covenants that it shall do or cause to be done all things reasonably necessary to maintain its status as a reporting issuer not in default in the Province of Ontario.

5.	Inability to Deliver Compensation Shares

If for any reason, other than the failure or default of the Agent, the Company is unable to issue and deliver the Compensation Shares or other securities as contemplated herein to the Agent upon the proper exercise by the Agent of the right to purchase any of the Compensation Shares covered by this Compensation Warrant Certificate, the Company may pay, at its option and in complete satisfaction of its obligations hereunder, to the Agent, in cash, an amount equal to the difference between the Exercise Price and the Fair Market Value of such Compensation Shares or other securities on the Exercise Date.

6.	Governing Law

The laws of the Province of Ontario and the laws of Canada applicable therein shall govern the Compensation Warrants.

7.	Successors

This Compensation Warrant Certificate shall enure to the benefit of and shall be binding upon the Agent and the Company and their respective successors.

IN WITNESS WHEREOF the Company has caused this Compensation Warrant Certificate to be signed by its duly authorized officer.

DATED as of December 19, 2003.

ADHEREX TECHNOLOGIES INC.

per:

SCHEDULE “I”

ELECTION TO EXERCISE

The undersigned hereby irrevocably elects to exercise the number of Compensation Warrants of Adherex Technologies Inc. set out below for the number of Compensation Shares as set forth below:

(a)	Number of Compensation Warrants to be Exercised:

(b)	Number of Compensation Shares to be acquired:

(c)	Exercise Price per Share:

(d)	Aggregate Purchase Price [(b) multiplied by (c)]:

and hereby tenders a certified cheque, bank draft or cash for such aggregate purchase price and directs such Compensation Shares to be registered and a certificate therefor to be issued as directed below.

DATED this              day of                     , 200  .

per:

Direction as to Registration

Name of Registered Holder:

Address of Registered Holder: